EXHIBIT 10.30

                CON-WAY TRANSPORTATION SERVICES, INC.
                       INCENTIVE PLAN FOR 1998


THE PLAN

In order to motivate certain of its employees more effectively and efficiently, Con-Way Transportation Services, Inc. (CTS) establishes an Incentive Plan (Plan) under which payments will be made to eligible supervisory, managerial, and regular full-time nonsalaried personnel out of calendar year 1998 Incentive Profits.


DESIGNATION OF PARTICIPANTS

Participants in the Plan shall be all full-time supervisory, managerial, and regular nonsalaried personnel of CTS Administration.
A master list of Plan participants will be maintained in the office of the President of CTS.


ELIGIBILITY FOR PARTICIPATION

Participants will commence participation at the beginning of the first full calendar quarter following becoming eligible. Calendar quarters begin January 1, April 1, July 1, and October 1 or the first working day thereafter. An employee who commences participation in the 1998 Plan during the 1998 Plan year, and who participates less than four full quarters, will receive a pro rata payment based on the number of full calendar quarters of Plan participation.

Subject to the following exceptions, no person shall receive any payment under this Plan unless on the date that the payment is actually made that person is then currently (i) employed by CTS or any of its subsidiaries and (ii) a Plan participant.

    EXCEPTION 1. A Plan participant who is employed by CTS or any of its subsidiaries through December 31, 1998 but leaves that employment or otherwise becomes ineligible after December 31, 1998 but before the final payment is made relating to 1998, unless terminated for cause, shall be entitled to receive payments under this Plan resulting from 1998 Incentive Profits.

    EXCEPTION 2. An appropriate pro rata payment will be made (1) to a Plan participant who retires prior to December 31, 1998 pursuant to the CNF Transportation Inc. Retirement Plan or to the provisions of the Social Security Act and who, at the time of retirement, was an eligible participant in this Plan, (2) to the heirs, legatees, administrators or executors of a Plan participant who dies prior to December 31, 1998 and who, at the time of death, was an eligible participant in this Plan, (3) to an eligible Plan participant who is placed on an approved Medical, Sabbatical, or Military Leave of Absence prior to December 31, 1998, or (4) to an eligible Plan participant who is transferred to another subsidiary of CNF Transportation Inc. and who remains an employee through December 31, 1998.


METHOD OF PAYMENT

Each Plan participant will be assigned an incentive participation factor as a percent of Annual Compensation in accordance with the enclosed Personal Data Sheet. Unless indicated otherwise on the Data Sheet, the incentive participation factor will be allocated 100% to the assigned profit goal. An accounts receivable goal may be assigned.

Incentive for assigned goals will be earned on a pro rata basis for accomplishment between the Minimum level and the Incentive Factor Goal. Incentive earnings over the Incentive Factor Goal will continue to earn at the same pro rata relationship that exists between minimum level and factor goal.

No incentive will be earned by a participant until CTS has achieved its Minimum Profit Goal. Incentive earned from the achievement of the Accounts Receivable Performance Goal will be restricted to the same percent of accomplishment as profit, until CTS has reached its Incentive Factor Profit Goal. Once the CTS Incentive Factor Profit Goal has been reached, this restriction will be removed. The maximum percent of accomplishment for any goal is 200%.

Actual incentive payout is subject to the CTS ICP pool, thus Incentive Earnings will be adjusted proportionately to the amount in the pool.

PERSONAL DATA SHEET

A "Personal Data Sheet" for calculation of incentive earnings will be prepared for each Plan participant which designates (1) the unit to which the participant is assigned, (2) his assigned incentive par-ticipation factor, (3) the minimum level of achievement required for each assigned goal, (4) the incentive factor level of achievement for each assigned goal, and (5) the incentive earnings at the incentive factor level for each assigned goal.


DATE OF PAYMENT

The President of CTS may authorize a partial payment of the estimated annual earned incentive, in December 1998. The final payment to eligible participants, less any previous partial payment, will be made on or before March 15, 1999.


INCENTIVE PROFIT

Incentive profit is defined as the consolidated earnings of all of the companies comprising CTS, before deducting any amounts expensed under this or any similar incentive or bonus plan and before deducting in-come taxes and excluding interest income and expense.


ANNUAL COMPENSATION

Annual Compensation for incentive purposes for each Plan participant is his annualized salary or hourly base pay before any incentive, overtime, or other special compensation as of the first pay period following the date the participant becomes eligible to participate in this Plan.


MAXIMUM PAYMENT

Payments under this Plan are limited as noted on the "Personal Data
Sheet".


LAWS GOVERNING PAYMENTS

No payment shall be made under this Plan in an amount which is prohibited by law.


AMENDMENT, SUSPENSION, AND ADMINISTRATION OF PLAN

The Board of Directors of CTS may at any time amend, suspend, or terminate the operation of this Plan, by thirty-day written notice to the Plan participants, and will have full discretion as to the administration and interpretation of this Plan. No participant in this Plan shall at any time have any right to receive any payment under this Plan until such time, if any, as the payment is actually made.


DURATION OF PLAN

This Plan is for the calendar year 1998 only.